INVESTOR RELATIONS SERVICES AGREEMENT

This Investor Relations Services Agreement (the “Agreement”), dated this 1st day of January 2016, (the “Effective Date”) is by and between Crosby Enterprises, Inc., a Washington corporation (hereinafter referred to as the “Service Provider”), and White Mountain Titanium Corporation, a Nevada corporation (hereinafter referred to as the “Company”).

Recitals:

A.     On or about August 1, 2005, the Company entered into a five-month Business Consultant Agreement with the Service Provider to provide investor relations services to the Company, which agreement was extended for an additional five-month period effective January 1, 2006, was continued on a month-to-month basis thereafter, and was amended effective December 21, 2007 (the “Original Agreement”).

B.     The Company desires to engage the Service Provider on a non-exclusive basis to provide certain investor relations services for the Company as set forth in this Agreement.

C.     The Service Provider is in the business of providing such investor relations services and has agreed to provide the services on the terms and conditions set forth in this Agreement.

D.     The Service Provider is owned and controlled by Howard Crosby, a director of the Company.

NOW, THEREFORE, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Service Provider and the Company hereby agree as follows.

1.     Termination of Original Agreement; Engagement. The parties hereby terminate the Original Agreement effective December 31, 2015. Pursuant to the terms of this Agreement, the Company hereby engages the Service Provider, and the Service Provider hereby accepts the engagement, to provide certain investor relations services for the Company subject to and in compliance with the terms and conditions of this Agreement.

2.     Term of Service and Renewal. The term of this Agreement shall month-to-month commencing on the Effective Date and may be terminated by either party upon 30 days’ prior written notice, unless it is terminated earlier as provided herein.

3.     Services to Be Provided. During the term of this Agreement the Service Provider shall provide the following services to the Company:

a.     Investor Relations Services. During the term of this Agreement, Service Provider will provide those services customarily provided by an investor relations firm to a public company, including, but not limited to, the following (the “Services”):

(i)     Aid the Company in developing a marketing plan directed at informing the investing public as to the business of the Company;

(ii)    Develop corporate identity materials and investor communications materials;

(iii)    Advise the Company and provide assistance in dealing with institutional and other investors as it pertains to the Company’s offerings of its securities;

(iv)    Aid and assist the Company in the Company’s efforts to secure “market makers” which will trade the Company’s stock to the public by providing such information as may be required;

(v)     Respond to investor, potential investor, and broker inquiries;

(vi)    Assist in the preparation and dissemination of press releases and stockholder communications;

(vii)   Aid and advise the Company in establishing a means of securing nationwide interest in the Company’s securities;

(viii)  Aid and consult with the Company in the preparation and dissemination of all “due diligence” packages requested by and furnished to FINRA registered broker/dealers, the investing public, and/or other institutional and/or fund managers requesting such information from the Company;

(ix)    Develop corporate identity materials and investor communications materials;

(x)     Review and advise on the capital structure for the Company;

(xi)    Assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues

(xii)   Consult with the Company’s management concerning marketing surveys, expansion of the Company’s investor base, investor support, strategic business planning, broker relations, conducting due diligence meetings;

(xiii)   Notify the Company of any articles or releases in the press regarding the Company and its affiliates or its business and/or issues generally related to the Company;

(xiv)   Assist in the production of a corporate profile and fact sheets;

(xv) Assist in the creation of financial analyst and newsletter campaigns;

(xvi)   Conduct or attend conferences, seminars and national tour, including, but not by way of limitation, due diligence meetings, investor conferences and institutional conferences;

(xvii)   Assist and advise in the creation of printed media advertising design, newsletter production, broker solicitation campaigns, electronic public relations campaigns, direct mail campaigns, and placement in investment publications; and

(xviii)  Provide such additional services to which the parties may agree in writing.

b.     Territory. The Services will focus on investor relations for the Company in North and South America and Europe, and the Service Provider will coordinate with the Company’s other investor relations firms providing similar services in other geographic regions.

c.     Educational Materials and Press Releases. The Service Provider agrees that any and all educational material and any releases regarding the Company or any affiliate (collectively “Releases”) are subject to the prior review and approval of the Company in its sole discretion. The Service Provider shall submit a final draft of any Release to the attention of the Company’s Chief Executive Officer as well as a copy of such final draft to counsel for the Company as soon as practicable prior to the anticipated date of distribution of such Release. The Company will use reasonable efforts to notify the Service Provider of its acceptance or rejection of each Release, provided, however that if the Company does not contact the Service Provider prior to the proposed date of distribution of the Release, such Release will be deemed rejected and may not be used, published or disseminated by the Service Provider in any way.

d.     Media Contact. The Service Provider will not, without the prior consent of the Company, contact on behalf of the Company or any affiliate, or provide any information regarding the Company or any affiliate to any individuals connected in any manner, directly or indirectly, to the financial media or the national press, or on any social media source. The Service Provider will report to the Chief Executive Officer of the Company any and all requests for information regarding the Company or any affiliate from the media and will not provide any responses to such requests other than offering no comment, except as otherwise directed by the Company.

e.     Manner of Services Provided. The Service Provider agrees that the Services will be rendered in a “workmanlike manner,” consistent with the manner of performance by other consultants providing the same or similar services as being rendered hereunder. Service Provider will ensure that only the most recent and accurate information as provided by the Company and/or its affiliates or made available to the Service Provider is used in performing the Services.

f.     Conflicts of Interest. Service Provider will inform the Company of any possible conflicts of interest or business, personal or family relationships with any third party providers or with any investors introduced to the Company.

4.     Devotion of Time. During the Consulting Period, the Service Provider shall expend adequate working time to perform the services set forth herein; shall devote its best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company. Nothing in this Agreement shall preclude the Service Provider during the term of this Agreement from engaging, directly or indirectly, in any business activity which is not competitive with the then existing business of the Company.

5.     Disclosure of Material Events. The Company shall promptly disclose to the Service Provider those events or discoveries which are known and/or reasonably anticipated that, in the judgment of the Company may have a material impact on the stock price, business operations, future business, or public perception of the Company and which may have a material impact on the ability and effectiveness of the Service Provider in providing the Services hereunder. It shall be understood that excluded from this disclosure shall be information deemed to be non-public or “inside” information.

6.     Service Provider Not a Broker-Dealer/ Prohibition from Participation in the Sale of Securities. The Company acknowledges that the Service Provider is not licensed as a broker-dealer under applicable federal and state securities laws. Consequently, none of the Services hereunder are intended to be those of a broker-dealer. Pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Service Provider agrees not to perform, and the Company expressly prohibits the Service Provider from performing the following services: (a) making any sales of Company securities; (b) discussing the price of any Company securities; (c) delivering any offering materials for Company securities; (d) discussing the terms, rights or characteristics of any Company securities; and (e) discussing any investment in the business or securities of Company, except to direct any inquiries regarding the foregoing to authorized representatives of Company. Service Provider hereby represents and warrants to the Company that Service Provider is not an associated person of a broker or dealer as defined in Rule 3a4-1 of the Exchange Act. At no time shall the Service Provider provide services which would require the Service Provider to be registered or licensed with any federal or state regulatory body or self-regulating agency.

7.     Compensation. In consideration for services provided by the Service Provider to the Company, the Company shall provide the following compensation to Service Provider:

a.     Cash Fee. In consideration of the Services to be rendered hereunder, the Company agrees to pay the Service Provider a fee of $5,000 per month during the term of this Agreement. The fee shall be paid to Service Provider on or before the tenth (10th) business day following the month during which the Services were provided. Fees earned during any partial month shall be adjusted by the number of days during such month.

b.     Reimbursable Expenses. The Company agrees to reimburse the Service Provider for all direct expenses authorized by the Company in writing incurred during the term of this Agreement. The Service Provider shall submit invoices for such expenses and shall provide such supporting information and documentation as the Company may reasonably request in accordance with Company policy and the requirements of the Internal Revenue Code. The Company shall pay such invoices within ten (10) business days of receipt.

c.     Prohibition of Compensation for Securities Transactions. The Company shall not be obligated to pay the Service Provider any compensation in the form of commissions or other remuneration based either directly or indirectly on transactions in securities of the Company.

8.     Termination for Cause. The Company shall be entitled, with or without prior notice, to terminate this Agreement for cause, in which case no consulting fees or other compensation (other than such fees that have already been earned by Service Provider) shall be payable to Service Provider after such termination. “Cause” means Service Provider’s (i) gross negligence in the performance or non-performance of any material duties to the Company; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of the Company; (iii) habitual neglect of its duties that it is required to perform under this Agreement; (iv) dishonesty; or (v) gross misconduct. Such termination shall not prejudice any other remedy under law or equity of the Company and the failure of the Company to terminate Service Provider when cause exists shall not constitute the waiver of the Company’s right to terminate this Agreement at a later time. Termination under this Section shall be considered “for cause” for purposes of this Agreement.

9.     Confidential Information. Service Provider recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of the Service Provider by reason of this engagement with the Company. Accordingly, the Service Provider agrees that no agent, employee, or representative will (either during or after the term of this Agreement) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to its or their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Company. The parties hereto agree that the provisions of this Section shall not apply with respect to any information that the Service Provider can document (i) is or becomes (through no improper action or inaction by the Service Provider or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it without any limitation on use or disclosure prior to the Effective Date. Service Provider shall, upon termination of this engagement, return to the Company, and shall cause his agents, employees, and representatives to return to the Company, all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this paragraph, the Service Provider’s obligations under this Agreement shall not, after termination of Service Provider’s engagement with the Company, apply to information which has become generally available to the public without any action or omission of the Service Provider (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).

10.     Trading Practices. So long as the Service Provider is in possession of any material non-public information of the Company, the Service Provider shall not, directly or indirectly engage in the purchase or sale the common stock of the Company. During the term of this Agreement, and for a period of one year after the termination of this Agreement, the Service Provider shall not, directly or indirectly, engage in any short selling activities of the common stock of the Company.

11.     Independent Contractor. Service Provider agrees that in performing this Agreement, it is acting as an independent contractor and not as an employee, representative, or agent of the Company and shall provide all facilities and equipment necessary to fulfill its obligations hereunder. As an independent contractor, the Service Provider shall make no representation as an agent or employee of the Company, shall have no authority to bind the Company or incur other obligations on behalf of the Company, and shall not be eligible for any benefits which the Company may provide to its employees. Likewise, the Company shall have no authority to bind or incur obligations on behalf of the Service Provider. All persons hired or retained by Service Provider to perform this Agreement, including, but not limited to, its employees, representatives, and agents, shall be employees or contractors of the Service Provider and shall not be construed as employees or agents of the Company in any respect. The Service Provider shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Service Provider’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs. The Service Provider shall abide by all laws, rules, and regulations pertaining to the Services to be provided hereunder.

12.     Statutory Disqualification. Neither the Service Provider nor any of its officers, directors, controlling persons, employees, representatives, agents, affiliates, or any other person providing Services to the Company for or on behalf of the Service Provider hereunder is or shall be during the term of this Agreement subject to statutory disqualification as defined in Section 3(a)(39) of the Exchange Act.

13.     Miscellaneous Provisions.

a.     Notice. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing (including electronic format) and shall be effective (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party hereto in accordance herewith.

If to the Company to:

White Mountain Titanium Corporation
225 South Lake Avenue
Suite 300, 3rd Floor
Pasadena, CA 91101
Attn: Eric Gan, CFO
Email: egan@wmtcorp.com
FAX: ___________________

With a copy (which shall not constitute notice) to:

Ronald N. Vance
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
Salt Lake City, UT 84095
FAX: (801) 446-8803

If to the Service Provider, to:

189 Ransom Road
Walla Walla , WA 99362
FAX: (509) 526-3492

b.     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

c.     Additional Remedies. Service Provider acknowledges and agrees that, in the event it shall violate any of the restrictions of this Agreement, the Company will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and the Service Provider hereby consents to the jurisdiction of such court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which the Company may have at law or otherwise.

d.     Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

e.     Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two years from the termination date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

f.     Assignment. This Agreement, as it relates to the engagement of the Service Provider, is a personal contract and the rights and interests of the Service Provider hereunder may not be sold, transferred, assigned, pledged or hypothecated, without the prior written consent of the Company, which consent may be withheld for any reason.

g.     Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective successors, and assigns.

h.     Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without reference to the choice of law principals thereof. The parties hereto irrevocably submit to the jurisdiction of the courts of the State of Nevada, U.S.A., located in Clark County and the United States District Court of Nevada in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

i.     Rights Are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

j.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

k.     Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

l.     Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

m.     Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.

n.     Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

o.     Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto, thereunto duly authorized, has executed this Investor Relations Service Agreement the respective day and year set forth below.

COMPANY:	White Mountain Titanium Corporation

Date: December 18, 2015	By	/s/ Kin Wong
Kin Wong, Chief Executive Officer

SERVICE PROVIDER:	Crosby Enterprises, Inc.

Date: December 14, 2015	By	/s/ Howard M. Crosby
Howard M. Crosby, President